Exhibit 107
Calculation of Filing Fee Tables
FORM TO-I
(Form Type)
Carlyle Credit Solutions, Inc.
(Name of Issuer)
Carlyle Credit Solutions, Inc.
(Name of Person(s) Filing Statement)
Table 1: Transaction Valuation

	Transaction Valuation	Fee Rate	Amount of Filing Fee
Fees to Be Paid	$39,863,616.48 (1)	0.0000927	$3,695.36 (2)
Fees Previously Paid	$0.0		$0.0
Total Transaction Valuation	$39,863,616.48 (1)
Total Fees Due for Filing			$3,695.36 (2)
Total Fees Previously Paid			$0.0
Total Fee Offsets			N/A
Net Fee Due			$3,695.36 (2)

(1) Calculated as the aggregate maximum purchase price for shares of common stock, par value $0.01 per share, of Carlyle Credit Solutions, Inc. (“Shares”), based upon the net asset value per Share as of June 15, 2022, of $19.98. This amount is based upon the offer to purchase up to 1,995,176 Shares.

(2) Calculated at $92.70 per $1,000,000.00 of the Transaction Valuation in accordance with Rule 0-11 under the Securities Exchange Act of 1934, as amended, as modified by Fee Rate Advisory No. 1 for Fiscal Year 2022.